Exhibit 99.01
DexCom, Inc. Reports First Quarter 2017 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 2, 2017) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended March 31, 2017.

First Quarter 2017 highlights:

•	Revenue grew 22% to $142.3 million

•	International revenue increased 37% over the first quarter 2016

•	Gross profit of $94.1 million or 66% of revenue

•	GAAP net loss of $41.7 million, or $0.49 per share

•	DIaMonD study results published in JAMA

•	CMS coverage established for “therapeutic CGM”

“DexCom has achieved multiple historic milestones in the past several months, including a non-adjunctive label from the FDA and a CMS Ruling that provides coverage for DexCom G5 Mobile,” said Kevin Sayer, President and CEO, DexCom. “As a result, interest in DexCom CGM remains at all-time highs. We are proud that our G5 Mobile is the first and only CGM system to be classified as ‘therapeutic CGM’ and believe these achievements are a direct result of the strength of our CGM platform”

First Quarter financial summary:

Revenue grew to $142.3 million for the first quarter of 2017, an increase of 22% from the $116.2 million in revenue for the same quarter in 2016. Gross profit totaled $94.1 million or 66% for the three months ended March 31, 2017 compared to a gross profit of $75.1 million or 65% for the three months ended March 31, 2016.

The GAAP net loss of $41.7 million, or $0.49 per share, for the first quarter of 2017 included $34.7 million in non-cash expenses, compared to the GAAP net loss of $19.2 million, or $0.23 per share, for the comparable period in 2016, which included $28.6 million in non-cash expenses. Non-cash expenses are comprised primarily of share-based compensation, depreciation and amortization.

As of March 31, 2017, DexCom had $181.1 million in cash, cash equivalents and short-term marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "About Us," then "Investor Relations," and then "Events and Presentations," and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the confirmation number "44096453" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to DexCom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from DexCom’s current expectations are more fully described in DexCom’s quarterly report on Form 10-Q for the period ended March 31, 2017, as filed with the Securities and Exchange Commission on May 2, 2017. Except as required by law, DexCom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$153.5	$94.5
Short-term marketable securities, available-for-sale	27.6	29.2
Accounts receivable, net	85.9	101.7
Inventory	46.5	45.4
Prepaid and other current assets	17.0	9.2
Total current assets	330.5	280.0
Property and equipment, net	123.4	109.4
Goodwill	11.4	11.3
Other assets	1.9	2.1
Total assets	$467.2	$402.8
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$65.4	$68.1
Accrued payroll and related expenses	30.1	33.4
Short-term borrowings	75.0	—
Current portion of deferred revenue	1.2	0.9
Total current liabilities	171.7	102.4
Other liabilities	17.7	16.6
Total liabilities	189.4	119.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 86.6 and 86.3 issued and outstanding, respectively, at March 31, 2017; and 84.9 and 84.6 shares issued and outstanding, respectively, at December 31, 2016	0.1	0.1
Additional paid-in capital	942.3	905.7
Accumulated other comprehensive loss	(1.3)	(1.0)
Accumulated deficit	(663.3)	(621.0)
Total stockholders’ equity	277.8	283.8
Total liabilities and stockholders’ equity	$467.2	$402.8

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$142.3	$116.2
Cost of sales	48.2	41.1
Gross profit	94.1	75.1
Operating expenses
Research and development	48.1	32.2
Selling, general and administrative	86.4	62.1
Total operating expenses	134.5	94.3
Operating loss	(40.4)	(19.2)
Other income	0.4	—
Interest income	0.2	0.1
Interest expense	(0.5)	(0.1)
Loss before income taxes	(40.3)	(19.2)
Income tax expense	1.4	—
Net loss	$(41.7)	$(19.2)
Basic and diluted net loss per share	$(0.49)	$(0.23)
Shares used to compute basic and diluted net loss per share	85.2	82.1